Verisign Reports Fourth Quarter and Full Year 2021 Results

RESTON, VA - Feb. 10, 2022 - VeriSign, Inc. (NASDAQ: VRSN), a global provider of domain name registry services and internet infrastructure, today reported financial results for the fourth quarter and full year 2021.

Fourth Quarter Financial Results
VeriSign, Inc. and subsidiaries (“Verisign”) reported revenue of $340 million for the fourth quarter of 2021, up 6.3 percent from the same quarter in 2020. Verisign reported net income of $330 million and diluted earnings per share (diluted “EPS”) of $2.97 for the fourth quarter of 2021, compared to net income of $157 million and diluted EPS of $1.38 for the same quarter in 2020. The operating margin was 65.3 percent for the fourth quarter of 2021 compared to 63.9 percent for the same quarter of 2020.

Net income for the fourth quarter of 2021 included recognition of a deferred income tax benefit related to the transfer of certain non-US intellectual property between subsidiaries which increased net income by $165.5 million and increased diluted EPS by $1.49. Net income for the fourth quarter of last year included the recognition of $12.4 million of previously unrecognized income tax benefits, which increased diluted EPS by $0.11, as noted in the fourth quarter 2020 earnings release.

2021 Financial Results
Verisign reported revenue of $1.33 billion for 2021, up 4.9 percent from 2020. Verisign reported net income of $785 million and diluted EPS of $7.00 for 2021, compared to net income of $815 million and diluted EPS of $7.07 in 2020. The operating margin for 2021 was 65.3 percent compared to 65.2 percent in 2020.

Net income for 2021 included the recognition of a deferred income tax benefit related to the transfer of certain non-US intellectual property between subsidiaries which increased net income by $165.5 and increased diluted EPS by $1.48. Net income for the full year of 2020 included the recognition of $204.2 million of previously unrecognized income tax benefits, which increased diluted EPS by $1.77, as noted in the fourth quarter 2020 earnings release.

“2021 was our second year operating in our pandemic work posture. Throughout, we continued to deliver on our mission, operating our critical internet infrastructure with full accuracy and availability for users worldwide. This focus also allowed us to deliver another year of solid financial results,” said Jim Bidzos, Executive Chairman and Chief Executive Officer.

Financial Highlights

•Verisign ended 2021 with cash, cash equivalents, and marketable securities of $1.21 billion, an increase of $39 million from year-end 2020.
•Cash flow from operations was $206 million for the fourth quarter of 2021 and $807 million for the full year of 2021 compared with $195 million for the same quarter in 2020 and $730 million for the full year 2020.
•Deferred revenues as of Dec. 31, 2021, totaled $1.15 billion, an increase of $90 million from year-end 2020.
•During the fourth quarter of 2021, Verisign repurchased 0.8 million shares of its common stock for $182 million. During the full year of 2021, Verisign repurchased 3.3 million shares of its common stock for $700 million.
•Effective Feb. 10, 2022 the Board of Directors approved an additional authorization for share repurchases of approximately $705 million of common stock, which brings the total amount to $1.0 billion authorized and available under Verisign’s share repurchase program, which has no expiration.

Business Highlights

•Verisign ended the fourth quarter of 2021 with 173.4 million .com and .net domain name registrations in the domain name base, a 5.0 percent increase from the end of the fourth quarter of 2020, and a net increase of 1.37 million registrations during the fourth quarter of 2021.
•In the fourth quarter of 2021, Verisign processed 10.6 million new domain name registrations for .com and .net, as compared to 10.5 million for the same quarter in 2020.
•The final .com and .net renewal rate for the third quarter of 2021 was 75.0 percent compared to 73.7 percent for the same quarter in 2020. Renewal rates are not fully measurable until 45 days after the end of the quarter.
•Verisign announces that it will increase the annual registry-level wholesale fee for each new and renewal .com domain name registration from $8.39 to $8.97, effective Sept. 1, 2022.

Today’s Conference Call
Verisign will host a live conference call today at 4:30 p.m. (EST) to review the fourth quarter and full year 2021 results. The call will be accessible by direct dial at (888) 676-VRSN (U.S.) or (786) 789-4772 (international), conference ID: Verisign. A listen-only live web cast of the conference call and accompanying slide presentation will also be available at https://investor.verisign.com. An audio archive of the call will be available at https://investor.verisign.com/events.cfm. This news release and the financial information discussed on today’s conference call are available at https://investor.verisign.com.

About Verisign
Verisign, a global provider of domain name registry services and internet infrastructure, enables internet navigation for many of the world’s most recognized domain names. Verisign enables the security, stability, and resiliency of key internet infrastructure and services, including providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce. To learn more about what it means to be Powered by Verisign, please visit verisign.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, attempted security breaches, cyber-attacks, and DDoS attacks against our systems and services; the introduction of undetected or unknown defects in our systems; vulnerabilities in the global routing system; system interruptions or system failures; damage to our data centers; risks arising from our operation of root servers and our performance of the Root Zone Maintainer functions; any loss or modification of our right to operate the .com and .net gTLDs; changes or challenges to the pricing provisions of the .com Registry Agreement; new or existing governmental laws and regulations in the U.S. or other applicable foreign jurisdictions; economic, legal and political risks associated with our international operations; the impact of unfavorable tax rules and regulations; risks from the adoption of ICANN’s consensus and temporary policies, technical standards and other processes; the uncertainty of the impact of changes to the multi-stakeholder model of internet governance; the outcome of claims, lawsuits, audits or investigations; the effects of the COVID-19 pandemic; our ability to compete in the highly competitive business environment in which we operate; changes in internet practices and behavior and the adoption of substitute technologies, or the negative impact of wholesale price increases; our ability to expand our services into developing and emerging economies; our ability to maintain strong relationships with registrars and their resellers; our ability to attract, retain and motivate our highly skilled employees; and our ability to protect and enforce our intellectual property rights. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2020, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: James Barbour, jbarbour@verisign.com, 703-948-3800

©2022 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.

VERISIGN, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$223,487	$401,194
Marketable securities	982,318	765,713
Other current assets	62,930	51,033
Total current assets	1,268,735	1,217,940
Property and equipment, net	251,223	245,571
Goodwill	52,527	52,527
Deferred tax assets	230,719	67,914
Deposits to acquire intangible assets	145,000	145,000
Other long-term assets	35,560	37,958
Total long-term assets	715,029	548,970
Total assets	$1,983,764	$1,766,910
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$226,580	$208,642
Deferred revenues	847,411	780,051
Total current liabilities	1,073,991	988,693
Long-term deferred revenues	305,950	282,838
Senior notes	1,785,709	1,790,083
Long-term tax and other liabilities	78,633	95,494
Total long-term liabilities	2,170,292	2,168,415
Total liabilities	3,244,283	3,157,108
Commitments and contingencies
Stockholders’ deficit:
Preferred stock—par value $.001 per share; Authorized shares: 5,000; Issued and outstanding shares: none	—	—
Common stock and additional paid-in capital—par value $.001 per share; Authorized shares: 1,000,000; Issued shares: 354,199 at December 31, 2021 and 353,789 at December 31, 2020; Outstanding shares: 110,519 at December 31, 2021 and 113,470 at December 31, 2020	13,620,038	14,275,160
Accumulated deficit	(14,877,772)	(15,662,602)
Accumulated other comprehensive loss	(2,785)	(2,756)
Total stockholders’ deficit	(1,260,519)	(1,390,198)
Total liabilities and stockholders’ deficit	$1,983,764	$1,766,910

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues	$340,308	$320,284	$1,327,576	$1,265,052
Costs and expenses:
Cost of revenues	49,368	45,972	191,933	180,177
Sales and marketing	11,762	12,907	39,877	36,790
Research and development	20,844	19,403	80,529	74,671
General and administrative	36,222	37,494	148,434	149,213
Total costs and expenses	118,196	115,776	460,773	440,851
Operating income	222,112	204,508	866,803	824,201
Interest expense	(18,828)	(22,537)	(83,255)	(90,144)
Non-operating income (loss), net	104	925	(1,329)	16,187
Income before income taxes	203,388	182,896	782,219	750,244
Income tax benefit (expense)	126,694	(25,582)	2,611	64,644
Net income	330,082	157,314	784,830	814,888
Other comprehensive loss	(12)	(15)	(29)	(135)
Comprehensive income	$330,070	$157,299	$784,801	$814,753

Earnings per share:
Basic	$2.98	$1.38	$7.01	$7.08
Diluted	$2.97	$1.38	$7.00	$7.07
Shares used to compute earnings per share
Basic	110,908	113,872	112,015	115,058
Diluted	111,087	114,107	112,166	115,298

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$784,830	$814,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	47,940	46,352
Stock-based compensation expense	53,439	48,243
Other, net	6,027	(9,108)
Changes in operating assets and liabilities:
Other assets	(14,058)	(9,214)
Accounts payable and accrued liabilities	15,495	2,227
Deferred revenues	90,471	29,009
Net deferred income taxes and other long-term tax liabilities	(176,992)	(192,214)
Net cash provided by operating activities	807,152	730,183
Cash flows from investing activities:
Proceeds from maturities and sales of marketable securities	2,654,457	2,305,732
Purchases of marketable securities	(2,870,670)	(2,355,405)
Purchases of property and equipment	(53,033)	(43,395)
Proceeds from sale of business	—	20,810
Net cash used in investing activities	(269,246)	(72,258)
Cash flows from financing activities:
Repayment of borrowings	(750,000)	—
Proceeds from borrowings, net of issuance costs	741,053	—
Repurchases of common stock	(722,587)	(777,454)
Proceeds from employee stock purchase plan	12,404	12,577
Net cash used in financing activities	(719,130)	(764,877)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(561)	(48)
Net decrease in cash, cash equivalents and restricted cash	(181,785)	(107,000)
Cash, cash equivalents, and restricted cash at beginning of period	410,601	517,601
Cash, cash equivalents, and restricted cash at end of period	$228,816	$410,601
Supplemental cash flow disclosures:
Cash paid for interest	$85,578	$87,354
Cash paid for income taxes, net of refunds received	$178,351	$132,683